Exhibit 16

April 22, 2003


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sir/Madams:

We have read Item 4 of Denny's Corporation's Form 8-K dated April 22, 2003 and have the following comments:

1. We agree with the statements made in the first two sentences of the first paragraph in Item 4(a), the second paragraph of Item 4(a) and the third paragraph of Item 4(a).

2. We have no basis on which to agree or disagree with the statements made in the third sentence of the first paragraph of Item 4(a) and the first paragraph of Item 4 (b).


Yours truly,

Deloitte & Touche LLP
Greenville, South Carolina